Exhibit 1.3

BRAEMAR HOTELS & RESORTS INC.

FORM OF AMENDMENT NO. 2 TO

EQUITY DISTRIBUTION AGREEMENT

August [ ], 2020

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Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated December 11, 2017, as amended by Amendment No. 1 on October 31, 2018 (as amended, the “Agreement”), by and among Braemar Hotels & Resorts Inc. (f/k/a Ashford Hospitality Prime, Inc.), a Maryland corporation (the “Company”), Braemar Hospitality Limited Partnership (f/k/a Ashford Hospitality Prime Limited Partnership), a Delaware limited partnership (the “Operating Partnership”), Ashford Hospitality Advisors LLC, a Delaware limited liability company (the “Advisor”) and [                                    ] (the “Agent”), pursuant to which the Company agreed to sell through the Agent, acting as agent and/or principal, shares of the Company’s common stock, par value $0.01 per share. All capitalized terms used in this Amendment No. 2 to the Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement. The Company, the Operating Partnership, the Advisor and the Agent agree as follows:

A.	Amendments to Agreement. Effective as of the date hereof, the Agreement is hereby amended as follows:

1.	Section 5(a)(7) is hereby deleted and replaced with the following:

“(7)  No Defaults.  Neither the Company nor any Subsidiary is in breach or default (nor has any event occurred which with notice, lapse of time, or both would constitute a breach or default) (A) under its respective organizational documents, or (B) in the performance or observance of any obligation, agreement, covenant or condition contained in any license, indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their respective properties is bound, except, in the case of clause (B), (y) for such breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (z) for such defaults on the Company’s property level secured debt disclosed in the Registration Statement and Prospectus.”

2.	Section 5(a)(17) is hereby deleted and replaced with the following:

“(17) No Litigation. There are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective officers and directors or to which the properties, assets or rights of any such entity are subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding will be determined adversely to the Company or such Subsidiary and (B) if so determined adversely, could reasonably be expected to result in a judgment, decree, award or order having a Material Adverse Effect, except with respect to the Commission’s investigation disclosed in the Registration Statement and Prospectus.”

3.	Section 5(b)(9) is hereby deleted and replaced with the following:

“(9)  No Litigation. There are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Advisor, threatened against the Company, any Subsidiary or the Advisor or any of their respective officers and directors or to which the properties, assets or rights of any such entity are subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency, which is required to be disclosed in the Registration Statement, or where in any such case (A) there is a reasonable possibility that such action, suit or proceeding will be determined adversely to the Advisor and (B) if so determined adversely, could reasonably be expected to result in a judgment, decree, award or order having a Material Adverse Effect, except with respect to the Commission’s investigation disclosed in the Registration Statement and Prospectus.”

4.	A new Section 21 as set forth below is hereby added:

“SECTION 21.           Recognition of the U.S. Special Resolution Regimes.

(a) In the event that the Agent is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Agent is a Covered Entity, if the Agent or a BHC Act Affiliate of the Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 21:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

B.	No Other Amendments. Upon execution of this Amendment, the Agreement shall be, and be deemed to be, modified and amended in accordance herewith. Except as specifically amended by this Amendment, all the terms and provisions of the Agreement shall continue in full force and effect.

C.	Miscellaneous. The provisions of Sections 14, 16, 17 and 19 of the Agreement are each hereby incorporated by reference herein and shall apply to this Amendment mutatis mutandis.

[Signature pages follow.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement by and among the Agent, the Company, the Operating Partnership and the Advisor in accordance with its terms.

Very truly yours,

BRAEMAR HOTELS & RESORTS INC.

By:
Name:
Title:

BRAEMAR HOSPITALITY LIMITED PARTNERSHIP

By:	Braemar OP General Partner LLC, its sole general partner

By:	Braemar Hotels & Resorts Inc., its sole managing member

By:
Name:
Title:

ASHFORD HOSPITALITY ADVISORS LLC

By:
Name:
Title:

CONFIRMED AND ACCEPTED, as of the date first above written:

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By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amendment No. 2 to Equity Distribution Agreement]